------                                              --------------------------
FORM 5                                                     OMB APPROVAL
------                                              --------------------------
[ ] Check this box if no                            OMB Number:      3235-0362
    longer subject to                               Expires: December 31, 2001
    Section 16. Form 4                              Estimated average burden
    or Form 5 obligations                           hours per response.... 1.0
    may continue. See                               --------------------------
    Instruction 1(b).

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
  Miller           David              B.          3TEC Energy Corporation/TTEN                  to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
 3811 Turtle Creek Boulevard, Suite 1080          Person, if an entity       December/2001      ----        title ---       below)
---------------------------------------------     (voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
  Dallas            Texas            75219                                   Date of Original
---------------------------------------------     --------------------       (Month/Year)         ---------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Reporting
                                                                             -------------      (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                (Month/                                                Fiscal Year         (D) or         cial
                                 Day/                     -----------------------      (Instr. 3 and 4)    Indirect       Owner-
                                 Year)                     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
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* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                            (Over)
                                                                                                                     SEC 2270 (3-99)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                             ----------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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                                                                                                 Common
Stock Option (Right to Buy)  $14.01    12/19/2001     A       35,000          Immed.  12/18/11   Stock    35,000
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                                                                                                 Common
Stock Option (Right to Buy)  $14.01    12/19/2001   J(1)              35,000  Immed.  12/18/11   Stock    35,000        (1)
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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                           D
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   0
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Explanation of Responses:
(1) Represents options to purchase the Issuer's common stock that were assigned by the reporting person to EnCap Energy Capital Fund III, L.P.

                                                                                                                        February 13,
                                                                                          By: /s/ David B. Miller          2002
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. ----------------------------- ------------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.                                                  Page 2
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.